NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Implements Shareholder Rights Plan; Sets Rights Exercise Price at US$8.75

Casper, Wyoming, August 25, 2010 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex and TSX: URZ; Frankfurt: U9E) is pleased to announce that the Company’s Shareholder Rights Plan (the “Plan”), the adoption of which was approved by Company shareholders at the Company’s June 2010 annual general meeting, has now been implemented by the Company’s Board of Directors and executed by the Company and Corporate Stock Transfer, Inc., as the rights agent for the Plan, effective August 25, 2010.

“The Shareholder Rights Plan safeguards our shareholders’ interests by discouraging undervalued or unfair takeovers of the Company” said Dennis Higgs, Executive Chairman of the Board of Directors. “We want to ensure that the future benefits of our ongoing initiatives are not denied to our shareholders by an opportunistic, undervalued acquisition of the Company. This Plan is designed to protect against such acquisitions so that our shareholders can share in the full benefit of Uranerz’s long-term potential”.

The Plan confers one right (a “Right”) for each outstanding share of common stock of the Company to shareholders of record on August 25, 2010. Each Right will be evidenced by the Company’s shares of the common stock and will trade with the Company’s shares of common stock. No physical distribution of separate certificates evidencing the Rights will be made until a separation event occurs under the Plan. The Company will be sending a letter to all shareholders of record providing a summary of the Plan’s key terms and describing the Rights more fully.

Under the terms of the Plan, the Rights separate and become exercisable if a person or group acquires 20% or more of the Company’s common stock other than through a take-over bid which meets certain requirements, among them that the offer be extended to all shareholders, that it remain open for 60 days, and that it receive approval of not less than 50% of independent shareholders.

The exercise price for Rights has been set at US$8.75. That price was set by the Board of Directors on the recommendation of an independent financial firm. If a flip-in event is triggered, as described in the Plan, the Rights entitle the holder of each Right to purchase for the exercise price that number of shares of common stock of the Company which has a market value of twice the exercise price, subject to certain adjustments as provided under the Plan.

The purpose of the Plan is to ensure that shareholders of the Company are treated fairly in connection with any bid to acquire control of the Company. The Plan is designed to ensure that, in the context of a bid for control of the Company through an acquisition of shares of common stock of the Company, the Board has sufficient time to explore and develop alternatives for maximizing shareholder value, to provide adequate time for competing bids to emerge, to ensure that shareholders have an equal opportunity to participate in such a bid and give shareholders adequate time to properly assess the bid and lessen the pressure to tender that is typically encountered by shareholders of companies that are subject to takeover bids.

At this time, Uranerz is not aware of any parties contemplating or preparing a proposal to acquire control of the Company.

The Plan is effective for a three-year period. The full details of the Plan are available on the Company’s website at www.uranerz.com.

About Uranerz
Uranerz Energy Corporation is a U.S.-based uranium company focused on achieving near-term commercial in-situ recovery (“ISR”) uranium production in Wyoming, the largest producer of uranium of any U.S. State. The Uranerz management team has specialized expertise in the ISR uranium mining method, and has a record of licensing, constructing, and operating commercial ISR uranium projects. Two of Uranerz’s projects are in the final permitting and licensing stage and the Company has already entered into long-term uranium sales contracts with two of the largest nuclear utilities in the U.S., including Exelon.

Uranerz Energy Corporation is listed on the NYSE Amex and the Toronto Stock Exchange under the symbol “URZ”, and listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at info@uranerz.com. Alternatively please refer to the Company website www.uranerz.com, review Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and "forward-looking statements" within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements regarding the intended benefits of the shareholders rights plan and with respect to future activities or projections or estimates or plans. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.